Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Kansas City Southern:
We consent to the use of our report dated February 15, 2008 with respect to the consolidated balance sheets of Kansas City Southern and subsidiaries (the Company) as of December 31, 2007 and 2006 and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the related effectiveness of internal control over financial reporting dated December 31, 2007, incorporated by reference herein, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus.
Our report dated February 15, 2008 on the consolidated financial statements contains an explanatory paragraph stating that, as discussed in note 7 to the consolidated financial statements, effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.
/s/ KPMG LLP
Kansas City, Missouri
November 21, 2008